THIS AGREEMENT IS SUBJECT TO ARBITRATION PURSUANT TO S.C.CODE ANN. § 15-48-10 ET SEQ., CODE OF LAWS OF SOUTH CAROLINA, 1976 (AS AMENDED).

IF THE SOUTH CAROLINA UNIFORM ARBITRATION ACT IS DEEMED NOT TO APPLY, THIS AGREEMENT IS SUBJECT TO ARBITRATION PURSUANT TO THE FEDERAL ARBITRATION ACT, TITLE 9, SECTION 1 ET SEQ., UNITED STATES CODE (AS AMENDED).

EMPLOYMENT AGREEMENT
Employment Agreement (the “Agreement”) effective  January 24, 2011 by and between Synalloy Corporation, a corporation organized under the laws of the State of Delaware (the "Corporation"), and  Craig C. Bram a resident of  Richmond, Virginia (the "Employee").
W I T N E S S E T H:
That in consideration of the agreements hereinafter contained, the parties hereto agree as follows:
1. Employment. The Corporation agrees to employ the Employee and the Employee agrees to serve as Chief Executive Officer and President of the Corporation, and in such other capacities as the Board of Directors of the Corporation (the "Board") may designate from time to time, for a period of one year beginning January 24, 2011, the effective date of this Agreement.  At the end of the first year of this Agreement and on each anniversary thereafter, this Agreement shall be automatically extended for one year unless either party gives notice of intent to cancel this Agreement ninety days prior to an automatic extension date. During the term of his employment, the Employee shall devote his full time, attention, skill and efforts to the performance of his duties for the Corporation.  Notwithstanding the foregoing, nothing herein shall be construed to prevent Employee from serving on the Board of Directors of any other company without violating Paragraph 10 below or continuing employment with Horizon Capital Management, Inc.
2. Compensation.  The Corporation shall pay the Employee during the term of his employment hereunder a base salary of Two Hundred, Fifty Thousand and 00/100ths Dollars ($250,000.00) per year (the “Base Salary”) together with Bonus payable as provided in Paragraph 3 below, unless forfeited by the occurrence of any of the events of forfeiture specified in Paragraph 8 below.  The Base Salary shall be payable monthly or on a less frequent basis by mutual agreement.
3. Bonus.  In addition to the Base Salary provided for in Paragraph 2 above, for each fiscal year during which Employee serves as Chief Executive Officer of Corporation and provided Employee is in the employ of the Corporation on the last day of such fiscal year (except as provided in paragraphs 5 and 6 hereof), the Employee shall be entitled to a bonus (the “Bonus”)  as provided for in the Cash Bonus Plan (the "CBP") established before the beginning of each of the Corporation's fiscal years by the Compensation Committee of the Board. For the Fiscal Year Ending December 31, 2011, the Bonus shall equal two percent (2%) of net income before income taxes ("NIBIT") if NIBIT is between $7,530,000 and $9,210,000; one percent (1%) of NIBIT if NIBIT is below $7,530,000 and two and three-quarters percent (2.75%) of NIBIT if NIBIT is above $9,210,000. NIBIT will be as reflected on the Corporation's financial statements adjusted by an amount to eliminate the effect of inventory profits and losses applicable to the Brismet Pipe Division. The determination of the amount of inventory profit and losses shall be determined by the Corporation's Chief Financial Officer and approved by the Audit Committee of the Board of the Corporation. The Bonus shall be reduced five percent (5%) for each lost time accident occurring at the Division with the most lost time accidents during the year. The Bonus shall be further reduced by an amount to reflect any failure to reach targeted inventory turn goals. For the Fiscal Year Ending December 31, 2011, the target for inventory turns shall be 4.5x for Manufacturers Chemicals, LLC and 3.0x for Brismet Pipe Manufacturing Division. If the inventory turns are below the target for either of the operating divisions, the bonus pool is reduced by ten percent (10%). This reduction, if any, will be determined by and recorded in the minutes of the Compensation Committee of the Board.  Bonus payments will be made within two and one-half months of the fiscal year-end.

As used in this Agreement, the term NIBIT shall mean the consolidated net income before income taxes as generally reflected in the Corporation’s Consolidated Statement of  Operations. It is intended that NIBIT shall be before income taxes of the Corporation, before the Bonus payable under this Agreement and before income and expenses not resulting from normal operations, including but not limited to, gains and losses from the sale or other disposition of capital assets and environmental expenses related to preexisting conditions not resulting from recent operations.  The Corporation’s Compensation Committee shall have sole discretion to determine which other items of income and expense are included in and/or excluded from NIBIT and its determination shall be final, binding and conclusive upon the parties hereto.  The Corporation may at any time or times change or discontinue any or all of its present or future operations, or may close, sell or move any one or more of its plants, facilities or divisions, or may undertake any new or other operations, or may take any and all other steps which the Board, in its exclusive judgment, shall deem advisable or desirable for the Corporation, and if any such action taken by the Corporation or its Board adversely affects NIBIT as hereinabove defined, the Employee shall have no claim or recourse by reason of any such action.
4. Stock Options.  In order to induce Employee to accept this position with the Corporation, Employee shall be granted a 100,000 share stock option on January 24, 2011 under a Stock Option Plan approved by the Board and subject to approval by the Corporation's shareholders. The exercise price of the option shall be as provided for in the Stock Option Plan. Simultaneously, Employee will be granted 13,420 shares of Restricted Stock under the Corporation's Stock Grant Plan.
5. Other Benefits.  Employee shall be eligible to participate in all employee benefits plans in accordance with the terms of such plans.
6.  Disability.  If because of illness, physical or mental disability, or other incapacity, certified by a physician acceptable to the Corporation, Employee shall fail to render the services provided for by this Agreement, or if Employee contracts an illness or injury, certified by a physician acceptable to the Corporation, which will permanently prevent the performance by him of the services provided for by this Agreement, then the Base Salary provided for in Paragraph 2 hereof shall continue until the next anniversary date of this Agreement but in no event less than three (3) months, with the Bonus for that fiscal year to be prorated to the date Employee's disability commenced.
7. Death.  If the Employee dies during the term of this Agreement, then the Base Salary provided for in Paragraph 2 hereof shall continue until the next anniversary date of this Agreement but in no event less than three (3) months, which Base Salary shall be paid to the estate of Employee, with the Bonus for that fiscal year to be prorated to the date of Employee's death  In the event of Employee's death and the termination of this Agreement on the terms of this paragraph, all other obligations of the Corporation under this Agreement shall cease and terminate.
8. Termination for Cause.  Nothing in this Agreement shall be construed to prevent the Corporation from terminating Employee's employment hereunder at any time for cause.  Fraud, dishonesty, gross negligence, willful misconduct, misappropriation, embezzlement, material violation of any code of conduct adopted by the Board, excessive absences from work , entry of any order by the Securities and Exchange Commission pursuant to Section 21C of the Securities Exchange Act of 1934 or Section 8A of the Securities Act of 1933 prohibiting Employee from serving as an officer or director of an issuer that has a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934 or that is required to file reports pursuant to Section 15(d) of that Act, or the like, or any act or omission reasonably deemed by the Board to have been disloyal to the Corporation shall constitute cause for termination.  Termination for cause pursuant to this paragraph shall not constitute a breach of this Agreement by the Corporation.
9. Termination Without Cause; Resignation.  The Corporation shall have the right to terminate the Employee at any time without cause, provided that such termination would not relieve the Corporation of its financial obligations pursuant to this Agreement.  The Employee may resign at any time, provided that such resignation would constitute a release of the Corporation of all of its obligations pursuant to this Agreement other than the obligation to pay any accrued but unpaid portion of Employee’s salary.  Termination or resignation pursuant to this paragraph would be subject to the survival of certain provisions in accordance with Paragraph 10 below.
10. Covenant Not to Compete.  Employee agrees during the term of employment and for a period of one (1) year after his employment terminates for any reason, the Employee will not, directly or indirectly (such as through a separate entity) without the prior written approval of the Board, become an officer, employee, consultant, agent, partner, director, shareholder or owner of beneficial interests in or of any business enterprise which competes with the Corporation and its subsidiaries/affiliates for customers, orders, supply sources, or contracts (a) in the continental United States, and (b) in those businesses in which the Corporation and its affiliates were engaged on the date his employment terminated, unless, Employee's activities for such business enterprise are limited in such a way that Employee is not engaged, directly or indirectly, in competition with the Corporation or its affiliates for customers, orders, supply sources or contracts.  Passive ownership (not to exceed 5% of the total outstanding stock) of any publicly traded company will not in itself violate this covenant not to compete.  Employee acknowledges that the Corporation and its subsidiaries/affiliates are leaders in the chemical and metals businesses in which it manufactures, they have substantial customer relationships throughout the continental United States, and therefore the geographic scope of Employee’s non-competition obligation is fair and reasonable.
Employee further agrees that at no time during his employment or thereafter will he divulge, communicate or use to the detriment of the Corporation any of the Corporation’s confidential information, data, trade secrets, sale methods, customer lists, supply sources, or other proprietary information.

11. Severability.  The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision hereof.
12.  Arbitration.  Any controversy or claim arising out of, or relating to this Agreement, or the breach thereof, shall be resolved exclusively by arbitration in the City of Spartanburg, State of South Carolina, in accordance with the rules then obtaining of the American Arbitration Association, and judgment upon the award rendered may be entered in any Court having jurisdiction thereof.
             13.  Notices.  Any notice required or permitted to be given under this Agreement shall be sufficient if in writing, and if sent by registered or certified mail or overnight mail by a recognized national carrier,  to his residence in the case of Employee, or to its Executive Offices in the case of the Corporation.

14. Benefit.  This Agreement, in accordance with its terms and conditions, shall inure to the benefit of and be binding upon the Corporation, its successors and assigns, including but not limited to any corporation which may acquire all or substantially all of the Corporation's assets and business, or with or into which the Corporation may be consolidated or merged, and Employee, his heirs, executors, administrators, and legal representatives, provided that the obligations of the Employee hereunder may not be delegated.  Employee agrees, however, that any such sale or merger shall not be deemed a termination hereunder provided that the Employee's operational duties are not substantially reduced as a result thereof.
           15. Choice of Law.  This Agreement shall be construed in accordance with and governed by the laws of the State of South Carolina.
           16. Entire Agreement.  This instrument contains the entire agreement of the parties hereto.  It may not be changed orally, but only by an agreement in writing.
IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year below written.

WITNESSES	SYNALLOY CORPORATION
______________________
As to Synalloy Corporation	By Its:	/s/ James G. Lane, Jr. James G. Lane, Jr. Chairman of the Board of Directors Dated: January 24, 2011

EMPLOYEE

______________________ As to Employee		/s/ Craig C. Bram Craig C. Bram Dated: January 24, 2011